SCHEDULE "G" TO LEASE AGREEMENT

MADE THE 19th DAY OF JANUARY, 2000 BETWEEN

319835 ALBERTA LTD. ("Lessor") AND CAPITAL RESERVE CANADA LIMITED ("Lessee")

OPTION TO PURCHASE

The Lessor grants the Lessee an Option to Purchase the building at a price of TWO MILLION TWO HUNDRED AND TWENTY FIVE THOUSAND ($2,225,000.00CDN) CANADIAN DOLLARS. Said Option to Purchase shall be exercised by the Lessee, in writing, by no later than June 30th, 2000, failing which the Option to Purchase shall be null and void.

The Closing Date of the Purchase of the building shall be thirty (30) days after the date of notice of the exercising of the Option to Purchase, it being understood that the latest Closing Date shall be July 31st, 2000.

Should the Lessee elect under the Option to Purchase to purchase the building, the Lessor shall credit the Purchaser on the Statement of Adjustment with Fifty (50%) Percent of the Basic Rent paid as at the Date of Closing, it being understood that the maximum credit shall be Fifty (50%) Percent of six (6) months of Basic Rent.

Should the Lessee not elect to exercise the Option to Purchase as detailed above, the Lessee shall by June 30th, 2000 advise the Lessor, in writing, that it wishes to avail itself of a ONE HUNDRED THOUSAND ($100,000.00CDN) CANADIAN DOLLARS, plus GST, Leasehold Improvement Allowance to be provided by the Lessor. Upon the Lessor's approval of the leasehold improvements plans, to be submitted by the Lessee to the Lessor, and upon the Lessor receiving evidence of full payment of such leasehold improvements by the Lessee, the Lessor shall provide to the Lessee payment of One Hundred (100%) Percent of the amount of the leasehold improvements to a maximum of ONE HUNDRED THOUSAND ($100,000.00CDN) CANADIAN DOLLARS, plus GST, subject to the following:

- The provision by the Lessee to the Lessor of an Occupancy Permit from the City of Calgary, as built floor plans evidence of the amount spent and a Statutory Declaration by the Lessee that all workmen have been paid, all work was done in accordance with applicable building codes and all work was done in a good and workmanlike manner.

- The Leasehold Improvement Allowance shall only be payable for leasehold improvements of a non-moveable nature and for which the Lessee has served notice to the Lessor that such improvements are to qualify for the leasehold improvement allowance and they shall not be subject to a security interest with a third party and shall include all tenant improvements of such nature since the date of commencement of the term hereunder.

- Notice requests by the Lessee to the Lessor for payment of the leasehold improvement allowance must be no less than Twenty Five Thousand ($25,000.00CDN) Canadian Dollars (to a cumulative maximum of $100,000.00CDN plus GST). Subject to the Lessor's approval of such requests, the Lessor shall provide payment to the Lessee within thirty (30) days of receipt of the request.

- The Lessee providing the Lessor the sum of Fifty Thousand ($50,000.00CDN) Canadian Dollars as additional security of tenure. In the event that the Lessee's request for payment of the leasehold improvement allowance is less that One Hundred Thousand ($100,000.00CDN) Canadian Dollars, (plus GST), the Lessee shall provide to the Lessor, with said request, funds equal to seventy-five (75%) percent of the total funds requested (subject to a cumulative maximum of $50,000.00CDN), as additional security of tenure. The Lessor shall refund to the Lessee twenty-five (25%) percent of the sum of the additional security paid by the Lessee to a maximum of Twelve Thousand Five Hundred ($12,500.00CDN) Canadian Dollars plus interest of five (5%) percent per annum on the amount remaining with the Lessor, said amount to be paid annually to the Lessee commencing December 01, 2001, subject to the lease being in good standing.

- Should the Lessor, for any reason other than a default of the Lease by the Lessee, fail to make such payment to the Lessee within thirty (30) days of the scheduled payment date, the Lessee shall have the right to offset the amount of the payment due it against the next ensuing rent payment due by the Lessee.